Exhibit 4.3

DESCRIPTION OF SECURITIES REGISTERED
UNDER SECTION 12 OF THE EXCHANGE ACT OF 1934

Red Trail Energy, LLC (the “Company”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: our Class A Membership Units (the “Class A Units”).

The following summary of the terms of the Class A Units of the Company is not meant to be complete and is qualified by reference to the relevant provisions of the Uniform Limited Liability Company Act of the State of North Dakota (the “North Dakota LLC Act”) and the complete text of the Company’s Articles of Organization (the “Articles of Organization”), the Amended and Restated Operating Agreement (the “Operating Agreement”) and the Amended and Restated Member Control Agreement (the “Member Control Agreement”). Our Articles of Organization, Operating Agreement and Member Control Agreement are exhibits to our Annual Report on Form 10-K, of which this Exhibit 4.1 is a part.

Authorized Limited Liability Company Class A Units

An unlimited number Class A Units are authorized. The number of such Units to be issued to any additional Member and any contribution for such Units shall be determined by our Board of Governors, who manage our Company (the “Board of Governors”) as set forth in the Member Control Agreement.

Description of Class A Units

Rights Attached to Units. Unless designated differently by the Board of Governors, each Class A Unit begins with (1) Governance Rights consisting of one vote per Unit when a vote is permitted or required by this Agreement and the North Dakota LLC Act and (2) Financial Rights consisting of the right to the allocations of income, gain, receipt, loss, deduction and credit and the right to distributions as provided in the Member Control Agreement. The Governance Rights or Financial Rights can be severed due to an assignment of the Units by private parties. The Company is required to document which Class A Units have Governance Rights and which have Financial Rights, or both, as applicable.

Voting Rights. Each Class A Unit entitles its holder to one vote for each Class A Unit held so long as that Class A Unit has Governance Rights. Each Class A Unit entitles its holder to Governance Rights unless explicitly separately assigned in accordance with the Member Control Agreement.
Further, Each Class A Unit has cumulative voting rights, and each Member may vote any portion of their Class A Units in anyway that they chose.

Amendment to Governing Documents. An amendment to the Operating Agreement of the Company can be exclusively affected by the Board of Governors, subject to the Member’s rights to change or repeal the amendment. The Member Control Agreement can be amended by the affirmative agreement by the holders of 66.67% of the Class A Units with Governing Rights. An amendment of the Member Control Agreement will not give rise to dissenter’s rights.

Act of Members. The Members take action by the affirmative vote of the owners of the greater of (a) a majority of the voting power of the Class A Units present and entitled to vote on that item of business or (b) a majority of the voting power that would constitute a quorum for the transaction of business at a duly held meeting of Members.

Dividend Rights. Our Governors have the authority to declare and effect any dividend or split of any Class A Units used to designate a class of membership units of the Company that is then authorized in which the number of units of such membership interests are increased or decreased ratably.

Distribution Rights. Our Governors have the authority to declare and pay distributions to our Members. Declaration and/or payment with respect to any Class A Units of the Company be made to the Members whose Class A Units hold Financial Rights pro rata, based on the respective number of Class A Units with Financial Rights held by the Members. Distributions may also be made in kind.

Rights Upon Liquidation. Upon the winding up of the Company or the occurrence of a deemed liquidation event, the assets of the Company will first be distributed to creditors (if any); second, to account for reasonable reserves, (if any), deemed necessary by the Board of Governors to provide for any contingent liabilities of the company; third, to holders of Class A Units with Financial Interests, who will receive distributions in proportion to, and to the extent of their capital contributions (reduced as set forth in the Operating Agreement).

Redemption Rights.

Other Rights. Common Units have no subscription, conversion, or preemptive rights and have no sinking fund provision.

Nomination of Governors. Nominations of persons for election to the Board of Governors of the Company may be made at a meeting of Members (a) by or at the direction of the Board of Governors or (b) by any Member of the Company who is a Member of record at the time of giving of notice provided for in §1.14 of the Operating Agreement, who shall be entitled to vote for the election of Governors at the meeting and who complies with the notice procedures set forth in §1.14 of the Operating Agreement. The Members wishing to nominate a Governor must give descriptions of the Governor in accordance with §1.14 of the Operating Agreement. If the Member does not follow the notice provisions or give the required information, the chairman of the Meeting can disregard the nomination. Actual election of Governors is done by cumulative voting.

Trading of Units. There is no established trading market for the Class A Units. The Company has engaged FNC Ag Stock, LLC to create a Qualified Matching Service ("QMS") in order to facilitate trading of the Class A Units. The QMS consists of an electronic bulletin board that provides information to prospective sellers and buyers of the Class A Units. The Company does not become involved in any purchase or sale negotiations arising from the QMS and takes no position as to whether the average price or the price of any particular sale is an accurate measure of the value of the Class A Units. As a limited liability company, the Company is required to restrict the transfers of the Class A Units in order to preserve their partnership tax status. The Class A Units may not be traded on any established securities market or readily traded on a secondary market (or the substantial equivalent thereof). All transfers are subject to a determination that the transfer will not cause the Company to be deemed a publicly traded partnership.

The Company has no role in effecting the transactions beyond approval, as required under the Operating Agreement and the issuance of new certificates. So long the Company remains a publicly reporting company, information about the Company will be publicly available through the SEC's EDGAR filing system. However, if at any time the Company ceases to be a publicly reporting company, the Company may continue to make information about the Company available publicly on their website.

Transfer Restrictions. Members may freely transfer or assign all or any portion of their Class A Units, including Governance Rights and/or Financial Rights, so long as they are; (1) by sale, gift, or devise to a spouse or child of the transferring Member; (2) following the death, withdrawal, bankruptcy, divorce, separation, dissolution or termination of the transferring Member; (3) by a Member and any related persons (as defined in Section 267(b) of the Internal Revenue Code) in one or more transactions during any thirty (30) calendar day period of Class A Units in the aggregate less than two percent (2%) of the total outstanding Class A Units in the Company; (4) by a Member and any other Members, acting together, of Class A Units representing in the aggregate more than fifty percent (50%) of the total outstanding Class A Units of the Company; or (5) by transfer effected through a qualified matching service program. The transferor or assignor of all or any such portion of such Class A Units continues to be a Member of the Company to the extent such transferor or assignor retains a Membership Interest having Governance Rights. The transferee or assignee of the Governance Rights and Financial Rights or only Governance Rights may be admitted as a Member as provided in Article 9 of the Member Control Agreement. Further, transfers will not be recognized by the Company until they are reflected in the required records of the Company.

Certain Provisions of Our Certificate of Organization and Operating Agreement

Board of Governors. The Company is managed by a Board of Governors. Each individual Governor holds office for a term of three years. The Company’s current Board of Governors has 5 elected Governors, three of whose terms will expire at the 2022 annual meeting, two of whose terms will expire at the 2023 annual meeting and the remaining Governors’ terms will expire at the 2024 annual meeting. The process for nominating and electing governors is communicated to the Members in a timely manner in advance of the annual meeting in accordance with §2.2 of the Operating Agreement.

Action by Written Consent. The Operating Agreement provides that any action required or permitted to be taken at a meeting of the Members (whether an annual or special meeting) may be taken without a meeting and without notice if the action is taken by the Members holding at least the voting power of the outstanding Class A Units required to take action at a meeting of the Members.